UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  Voltaire Ltd
                           --------------------------
                                (Name of Issuer)

                       ORDINARY SHARES, NIS 0.01 PAR VALUE
                       -----------------------------------
                         (Title of Class of Securities)

                                    M97613109
                                 --------------
                                 (CUSIP Number)

                                December 31, 2007
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                               ---------------------------
CUSIP No.                                            Page 2 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) LP
          EIN - 94-3355495
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     1,837,061
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       1,837,061
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,837,061
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.94%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 3 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) Non-Q LP
          EIN - 94-3396581
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     169,827
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       169,827
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          169,827
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.83%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 4 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Investors) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              -------- -----------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     496,740
                              -------- -----------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              -------- -----------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       496,740
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          496,740
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.42%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 5 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Principals Fund III (Israel) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     64,664
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       64,664
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,664
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.31%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 6 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III Trusts 2000 Ltd.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     129,328
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       129,328
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          129,328
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.63%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 7 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Fund II (Tax Exempt Investors) LLC
          EIN - 52-2077953
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     83,232
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       83,232
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          83,232
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.41%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 8 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Fund II LLC
          EIN - 98-0435325
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     54,933
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       54,933
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          54,933
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.27%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 9 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Fund II LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     20,807
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       20,807
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,807
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.10%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 10 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          DS Polaris Trust Company (Foreign Residents) (1997) Ltd
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     48,962
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       48,962
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          48,962
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.24%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 11 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          DS Polaris Ltd
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     3,166
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       3,166
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,166
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.02%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 12 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Fund II Opportunity Annex Fund LP
          EIN - 33-1085262
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     274,245
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       274,245
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          274,245
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.33%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 13 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Fund II Opportunity Annex Fund (ICA) LP
          EIN - 33-1085261
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     9,192
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       9,192
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,192
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.04%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 14 of 23 pages
M97613109
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango II Holdings LLC
          EIN - 98-0526469
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     98,963
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       98,963
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          98,963
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.48%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 15 of 23 pages
M97613109
----------------------                               ---------------------------

         This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of December 31, 2007.

Item 1(a)     Name of Issuer:
              ---------------

              Voltaire Ltd.

Item 1(b)     Address of Issuer's Principle Executive Offices:
              ------------------------------------------------
              9 Hamenofim St., Herzeliya 46725, Israel

Item 2(a)     Name of Person Filing:
              ----------------------

            (i)   Pitango Venture Capital Fund III (Israeli Sub) L.P.("IL Sub")

            (ii) Pitango Venture Capital Fund III (Israeli Sub) Non-Q L.P.("IL Sub Non-Q")

            (iii) Pitango Venture Capital Fund III (Israeli Investors) LP("IL
                  INV")

            (iv)  Pitango Principals Fund III (Israel) LP ("Principals")

            (v)   Pitango Venture Capital Fund III Trusts 2000 Ltd. ("Trusts
                  2000")

            (vi)  Pitango Fund II (Tax Exempt Investors) LLC("TE")

            (vii) Pitango Fund II LLC("LLC")

            (viii)Pitango Fund II LP("LP")

            (ix)  DS Polaris Trust Company (Foreign Residents) (1997) Ltd
                  ("DSPT")

            (x)   DS Polaris Ltd("DSP")

            (xi)  Pitango Fund II Opportunity Annex Fund LP("ANNEX")

            (xii) Pitango Fund II Opportunity Annex Fund (ICA) LP("ANNEX ICA")

            (xiii)Pitango II Holding LLC("P2H")

All of the foregoing entities are herein referred to as the "Reporting Persons."

----------------------                               ---------------------------
CUSIP No.                                            Page 16 of 23 pages
M97613109
----------------------                               ---------------------------

Item  2(b)    Address of Principle Business Office or, if None, Residence:
              ------------------------------------------------------------

              The principal business office of each of the Reporting Persons is 11 HaMenofim St. Herzliya, Israel

Item 2(c)     Citizenship:
              ------------

              IL Sub, IL Sub Non-Q, TE, LLC, Annex, Annex ICA, P2H - Delaware IL INV, Principals, Trusts 2000, LP, DSPT, DSP - Israel

Item 2(d)     Title of Class of Securities:
              -----------------------------

              Ordinary Shares, NIS 0.01 par value

Item 2(e)     CUSIP Number:
              -------------

              M97613109

Item 3        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b):
              ------------------------------------------------------------------

              Not Applicable

----------------------                               ---------------------------
CUSIP No.                                            Page 17 of 23 pages
M97613109
----------------------                               ---------------------------


Item 4        Ownership:
              ----------

      (a)     Amount Beneficially Owned:
              --------------------------

              See Row 9 of cover page for each Reporting Person


      (b)     Percent of Class:
              -----------------

              See Row 11 of the Cover page.

      (c)     Number of Shares as to which such person has:
              ---------------------------------------------

              (i)   sole power to vote
                    ------------------

                    See Row 5 of the cover page and the response to Item number 4(a) above.

              (ii)  shared power to vote
                    --------------------

                    See Row 6 of the cover page and the response to Item number 4(a) above.

              (iii) sole power to dispose or to direct the disposition of
                    -----------------------------------------------------

                    See Row 7 of the cover page and the response to Item number 4(a) above.

              (iv)  shared power to dispose or to direct the disposition of
                    -------------------------------------------------------

                    See Row 8 of the cover page and the response to Item number 4(a) above.

----------------------                               ---------------------------
CUSIP No. M97613109                                  Page 18 of 23 pages
----------------------                               ---------------------------

Item 5        Ownership of Five Percent or Less of a Class:
              ---------------------------------------------

              Not applicable.

Item 6        Ownership of More Than Five Percent on Behalf of Another Person:
              ----------------------------------------------------------------

              Not applicable

Item 7        Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company:
              -------------------------------------------------------------

              Not applicable

Item 8        Identification and Classification of Members of the Group:
              ----------------------------------------------------------

              Not applicable

Item 9        Notice of Dissolution of the Group:
              -----------------------------------

              Not applicable

Item 10       Certification:

              Not applicable

----------------------                               ---------------------------
CUSIP No. M97613109                                  Page 19 of 23 pages
----------------------                               ---------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 31, 2007

                                     Pitango Venture Capital Fund III
                                     (Israeli Sub)LP

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III
                                     (Israeli Sub) Non-Q LP


                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III
                                     (Israeli Investors)LP


                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director

----------------------                               ---------------------------
CUSIP No. M97613109                  13G             Page 20 of 23 pages
----------------------                               ---------------------------

                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director



                                     Pitango Principals Fund III (Israel) LP

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III Trusts
                                     2000 Ltd.

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Fund II (Tax Exempt Investors) LLC

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director

----------------------                               ---------------------------
CUSIP No. M97613109                  13G             Page 21 of 23 pages
----------------------                               ---------------------------


                                     Pitango Fund II LLC

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Fund II LP

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     DS Polaris Trust Company
                                     (Foreign Residents) (1997) Ltd

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director

----------------------                               ---------------------------
CUSIP No. M97613109                  13G             Page 22 of 23 pages
----------------------                               ---------------------------

                                     DS Polaris Ltd

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Fund II Opportunity Annex Fund LP

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango Fund II Opportunity Annex Fund
                                     (ICA) LP

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director


                                     Pitango II Holding LLC

                                     By: /s/ Zeev Binman
                                     -------------------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Nechemia Peres
                                     -------------------------------
                                     Name: Nechemia Peres
                                     Title: Managing Director

--------------------                                         -------------------
CUSIP NO.  M97613109                  13G                    Page 23 of 23 Pages
--------------------                                         -------------------

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

Exhibit 1                         Agreement of Joint Filing